Exhibit 3.1

THE COMPANIES LAW, 5759-1999

Amended and Restated

Articles

of

Wearable Devices Ltd.

Definitions

1.	In these Articles each of the following terms specified below shall have the respective meaning appearing beside it, except if the context otherwise dictates.

“Annual Meeting”	means an annual general meeting pursuant to the Companies Law and these Articles.

“Articles”	means these Amended and Restated Articles of the Company, as amended from time to time.

“Board” or “Board of Directors”	means the Board of Directors of the Company.

“Company”	means Wearable Devices Ltd.

“Companies Law”	means the Companies Law, 5759-1999, as shall be in effect from time to time, and the Regulations.

“Control”	means the holding of more than fifty percent (50%) of the issued and outstanding share capital of the Company and/or the voting rights of the Company, and/or the right to appoint the majority of the directors of the Company.

“Director”	means a member of the Board appointed in accordance with these Articles holding office at any given time.

“Dividend”	means any asset transferred by the Company to a Shareholder in respect of such Shareholder’s shares, whether in cash or in any other way, including a transfer without valuable consideration, but excluding bonus shares.

“Founder(s)”	means (i) Asher Dahan, holder of ID No. 34504076 (“Asher”); (ii) Guy Wagner, holder of ID No. 33348822 (“Guy”); and (iii) Leeor Langer, holder of ID No. 40898561 (“Leeor”).

“General Meeting”	means an Annual or Special General Meeting of the Shareholders.

“in writing”	or any term of like import includes words typewritten, printed, painted, engraved, lithographed, photographed or represented or reproduced by any mode of reproducing words in a visible form, including telex, facsimile, electronic mail, telegram, cable or other form of writing produced by electronic communication.

“IPO”	means the closing of a sale of the Company’s Shares to the public in a bona fide, underwritten, public offering pursuant to a registration statement under the U.S. Securities Act of 1933, as amended, or the Israeli Securities Law or similar securities laws of another jurisdiction and the listing of such Shares for trading on a recognized stock exchange, or the listing thereof on NASDAQ or any other recognized, automated quotation system.

“Majority”	means:

(1)	With respect to voting at meetings of the shareholders - a simple majority determined in accordance with the voting rights attached to the shares; provided, however, that abstaining votes are not counted;

(2)	With respect to voting at meetings of the Board or any committee thereof - a simple majority determined in accordance with the number of voting Directors; provided, however, that abstaining votes are not counted.

“Major Shareholder”	means a Shareholder of the Company holding more than five percent (5%) of the then issued and outstanding share capital of the Company.

“Office”	means the registered office of the Company.

“Officer”	means an Office Holder (“Noseh Misra”), as defined in the Companies Law.

“Ordinary Shares”	means the Ordinary Shares, of NIS 0.01 nominal value each, of the Company.

“Recapitalization Event”	means any event of share combination or subdivision, share splits, stock dividends, bonus shares or any other reclassification, reorganization or recapitalization of the Company’s share capital and the like.

“Regulations”	means the regulations promulgated under the Companies Law, as shall be in effect from time to time.

“Securities”	means securities of any kind, including shares of any class, options, warrants, convertible debentures or any rights to subscribe for, purchase or otherwise acquire shares of any class in any manner.

“Share Certificate”	(“Te’udat Menaya”) as the term is used in the Companies Law.

“Shareholder(s)”	means a person who is registered as a shareholder in the Shareholders’ Register.

“Shareholders’ Register”	means the registry in which the Shareholders of the Company are registered.

“Shares”	the Ordinary Shares.

“Special Meeting”	means a General Meeting other than an Annual General Meeting.

2.	Capitalized terms contained in these Articles shall have the meanings assigned to them herein; unless the context demands otherwise, capitalized terms not defined herein shall have the meaning assigned thereto in the Companies Law, as is in effect at the time these Articles came into effect; words and expressions importing the singular shall include the plural and vice versa; words and expressions importing the masculine gender shall include the feminine gender; and words and expressions importing persons shall include bodies corporate, partnerships, associations and all other legal entities.

3.	Sections 4, 5, 6, 7, 8 and 10 of the Interpretation Law, 5741-1981, shall apply, mutatis mutandis, to the interpretation of these Articles.

4.	The captions contained in these Articles are for convenience only and shall not be deemed a part hereof or affect the interpretation or construction of any provision hereof.

5.	For purposes of determining the availability of any right or the applicability of any limitation under these Articles, all shares in the Company held by a Shareholder and all persons included in the definition of such Shareholder’s Permitted Transferee(s) (as defined in Section 42.9 below) shall be aggregated for that purpose.

The Name of the Company

6.	(a)	In Hebrew: וורבל דיוויסס בע”מ

(b)	In English: Wearable Devices Ltd.

Company’s Objectives and Its Purpose

7.	The Company may conduct any legal business.

8.	The Company may make contributions of reasonable sums and/or issue securities of the Company to worthy causes, even if such contributions are not made on the basis of business considerations.

Liability of the Shareholders

9.	The liability of a Shareholder for the obligations of the Company will be limited to the payment of the consideration (including the premium) for which his shares were issued to him, but not less than the par value of such shares; except in the event that said shares have been issued to him lawfully for a consideration which is below the par value, in which event his liability will be limited to the payment of the consideration for which said shares were issued to him.

10.	The Company may not alter the liability of a Shareholder or obligate him to acquire additional shares, without his written consent.

Amending the Articles

11.	The Company may amend these Articles by resolution of the Majority of the Shareholders voting at a General Meeting, except as otherwise provided in these Articles or in mandatory provisions of the Companies Law.

12.	Any amendment to these Articles will become effective on the date of the resolution adopting such amendment, unless the Companies Law or said resolution provides that such amendment will come into force at a later time.

13.	The Company may not amend a provision contained in these Articles requiring a special majority to amend or to change these Articles or any provision hereof, except by a resolution of the General Meeting adopted by that majority.

Private Company

14.	The Company is a private company, and accordingly:

(a)	Any invitation to the public to subscribe for any shares or debentures of the Company is hereby prohibited.

(b)	The right to transfer shares in the Company shall be restricted as hereinafter provided.

The Authorized Share Capital of the Company

15.	The authorized share capital of the Company shall be NIS 200,000, divided into 20,000,000 Ordinary Shares of NIS 0.10 nominal value each.

16.	The rights attached to the Ordinary Shares shall be equal and shall have all the rights in the Company, including without limitation, the right to receive notices of General Meetings, to attend and vote at General Meetings, and to participate, pari-passu and in accordance with the nominal value of the Ordinary Shares held by such Shareholder, in distributions of dividends and in distributions of funds and surplus assets in the liquidation of the Company. Each Ordinary fully paid-up Share will be entitled to one vote at the General Meeting.

Shares and Alteration of Share Capital

17.	Subject to the provisions of these Articles, the Company may, by resolution adopted in a General Meeting, increase the share capital of the Company and may cancel registered share capital that has not been issued if there is no obligation of the Company, including a contingent obligation, to issue those shares.

18.	Without prejudice to any special rights previously conferred upon the holders of existing shares in the Company, the Company may, from time to time, by a resolution of its Shareholders, provide for shares with such preferred or deferred rights or rights of redemption or other special rights and/or such restrictions, whether with regard to dividends, voting, repayment of share capital or otherwise, as may be stipulated in such resolution.

19.	Subject to these Articles and to applicable law, the Company may, from time to time, by a resolution of its Shareholders:

(a)	Consolidate or divide all or any of its issued or unissued share capital into shares of larger or smaller, as the case may be, nominal value than its existing shares.

(b)	Subdivide its shares (issued or unissued) or any of them, into shares of smaller nominal value (subject to the provisions of the Companies Law), and the resolution whereby any share is subdivided may determine that, as among the holders of the shares resulting from such subdivision, one (1) or more of the shares may, as compared with the others, have any such ordinary or deferred rights or rights of redemption or other special rights, or be subject to any such restrictions, as the Company has power to attach to unissued or new shares.

(c)	Cancel any shares which, at the date of the adoption of such resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled; or

(d)	Reduce its share capital in any manner, and with and subject to any incident authorized, and consent required, by law.

20.	With respect to any consolidation of issued shares into shares of larger nominal value, and with respect to any other action which may result in fractional shares, the Board may settle any difficulty which may arise with regard thereto, as it deems fit, including, inter alia, resort to one or more of the following actions:

(a)	to determine, as to the holder of shares so consolidated, which issued shares shall be consolidated into each share of larger nominal value;

(b)	to allot, in contemplation of or subsequent to such consolidation or other action, such shares or fractional shares sufficient to preclude or remove fractional shareholdings;

(c)	to redeem, in the case of redeemable preference shares, and subject to applicable law, such shares or fractional shares sufficient to preclude or remove fractional shareholdings;

(d)	to cause the transfer of fractional shares by certain Shareholders to other Shareholders so as to most expediently preclude or remove any fractional shareholdings, and cause the transferees to pay the transferors the fair value of fractional shares so transferred, and the Board is hereby authorized to act as agent for the transferors and transferees with power of substitution for purposes of implementing the provisions of this Sub-Article 20(d).

21.	Subject to the provisions of these Articles, if at any time the share capital is divided into different classes and/or series of shares, the Company may, unless otherwise provided by the terms of issue of the affected shares, change, convert, broaden, add or vary in any other manner the rights, advantages, restrictions or provisions related to one (1) or more of the classes or series, if it received the consent in writing of the holders of a Majority of the issued shares of the affected class or series, or if sanctioned by a resolution passed by a Majority at a separate General Meeting of the holders of the shares of such class or series; the provisions of these Articles regarding General Meetings shall apply, mutatis mutandis, to such separate general meeting, provided, however, that the requisite quorum at any such separate General Meeting shall be one (1) or more shareholders present in person or proxy and holding not less than the majority of the issued shares of such class.

Exemption, Insurance and Indemnification

22.

22.1.	For purposes of these Articles, the term “Office Holder” shall mean every Director and every officer of the Company, including, without limitation, each of the persons defined as “Nosei Misra” in section 1 of the Companies Law.

22.2.	Insurance. Subject to the provisions of the Companies Law, the Company may enter into a contract for the insurance of all or part of the liability of any Office Holder, in respect of an act (including an omission to act) performed in his capacity as an Office Holder, in respect of one of the following:

(a)	A breach of the Office Holder’s duty of care to the Company or to another person;

(b)	A breach of the Officer Holder’s fiduciary duty to the Company, provided that the Office Holder acted in good faith and had reasonable grounds to assume that such act would not prejudice the interests of the Company;

(c)	A financial liability imposed on the Office Holder in favor of another person.

22.3.	Indemnification. Subject to the provisions of the Companies Law, including the receipt of all approvals as required therein or under any other applicable law, the Company may:

(a)	Indemnify any Office Holder to the fullest extent permitted by the Companies Law retrospectively; and

(b)	Undertake, in advance, to indemnify its Office Holder to the fullest extent permitted by the Companies Law, with respect to an obligation or expense imposed upon him as a result of an action taken by virtue of him being an Office Holder as follows:

(i)	A monetary liability imposed on an Office Holder pursuant to a judgment in favor of another person, including a judgment imposed on such Office Holder in a compromise or in an arbitration decision approved by a competent court, provided that the undertaking to indemnify will be limited to: (a) such events, which in the opinion of the Board, are to be expected in light of the Company’s actual activities at the time the undertaking to indemnify is given; and (b) such amounts or criteria which the Board determines as being reasonable under the circumstances; and further provided that the undertaking to indemnify shall state the events which in the opinion of the Board, are to be expected in light of the Company’s actual activities at the time the undertaking to indemnify is given, and the amounts and criteria referred to in (a) and (b) above; or

(ii)	Reasonable litigation expenses, including attorney’s fees, which the Office Holder has incurred in consequence of an investigation or procedure conducted against him by an authority competent to conduct an investigation or procedure, and which was concluded without an indictment against him and without any monetary obligation imposed on him in lieu of a criminal proceeding, or which ended without an indictment against him, but with a monetary obligation imposed on him in lieu of a criminal proceeding for an offense that does not require the proof of mens rea. The terms “which ended without an indictment against him in a matter in which a criminal investigation was commenced” and “monetary obligation imposed in lieu of a criminal proceeding” shall have the meaning specified in section 260 of the Companies Law; or

(iii)	Reasonable litigation expenses, including attorneys’ fees, expended by an Office Holder or imposed upon him by a court, in a proceeding instituted against him by the Company or on its behalf or by another person, or in a criminal charge from which he was acquitted, or a criminal charge for which he was convicted which does not require proof of mens rea.

22.4.	Granting an Exemption. Subject to the provisions of the Companies Law, the Company may grant an exemption in advance to an Office Holder from his liability, in whole or in part, for damages as a result of breach of his duty of care to the Company, except for willful or reckless breach of duty of care.

22.5.	The provisions of Articles 22.1, 22.2, 22.3 and 22.4 above are not intended, and shall not be interpreted, to restrict the Company in any manner in respect of the procurement of insurance and/or in respect of indemnification (i) in connection with any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder, and/or (ii) in connection with any Office Holder to the extent that such insurance and/or indemnification is not specifically prohibited under law.

22.6.	In any case where insurance of liability of an Office Holder of the Company or indemnification of such Office Holder is prohibited by any applicable law, the Company shall not insure the liability of such Office Holder of the Company, nor shall it indemnify such Office Holder, as the case may be.

22.7.	Articles 22.2, 22.3 and 22.4 shall not apply under any of the following circumstances:

(a)	a breach of an Office Holder’s fiduciary duty, in which the Officer Holder did not act in good faith and with reasonable grounds to assume that the action in question would not prejudice the interests of the Company;

(b)	a grossly negligent or intentional violation of an Office Holder’s duty of care;

(c)	an intentional action by an Office Holder in which such Officer Holder intended to reap a personal gain illegally; and

(d)	a fine or ransom levied on an Office Holder.

Securities of the Company

23.	The Company may have shares of different classes, redeemable Securities, Debentures, Secured Debentures, Series of Debentures or other Securities.

Redeemable Securities

24.

(a)	The Company may create and/or issue redeemable Securities.

(b)	The Company may attach to redeemable Securities the characteristics of shares, including voting rights and/or rights to participate in profits of the Company and/or the right to receive dividends or bonus shares and/or other rights, or additional rights attached to the shares of the Company.

(c)	The Company may redeem redeemable Securities in an amount, at the times, in the form, and from the sources specified by resolution of the Company.

Issuance of Securities

25.

(a)	The issuance of shares and other Securities shall be under the control and authority of the Board, subject to the provisions of the Companies Law and subject to the provisions of these Articles. Subject to the provisions of these Articles, all unissued shares of the Company shall be at the disposal of the Board and the Board may allot to the holders of any existing shares, at a premium or at par value or subject to the Companies Law, at a discount, grant options to acquire them, or otherwise dispose of them to such persons, at such times and on such terms as it deems proper.

(b)	The Board may issue shares and convertible Securities up to the limit of the authorized share capital of the Company, assuming the conversion of all convertible Securities at the time of their issuance. The shares so issued may be having the same rights as the existing shares, or having ordinary or deferred rights, or rights of redemption, or restricted rights, or any other special right in respect of dividend distributions, voting, appointment or dismissal of directors, return of share capital, distribution of Company’s property, or otherwise, all as determined by the Board from time to time, subject to the provisions of these Articles and any special right previously granted to a Shareholder.

(c)	The Board may issue shares for cash or for other consideration, against immediate or subsequent payment.

(d)	The Board may issue Debentures, Secured Debentures or Series of Debentures, within the scope of its authority to borrow on behalf of the Company. The aforesaid does not preclude the authority of the General Manager or any other person designated for such purpose by the Board to borrow on behalf of the Company and to issue Debentures, promissory notes, or bills of exchange within the limits of his authority.

(e)	The Board will not issue a share the consideration for which is not to be paid in full in cash, unless the consideration for the shares has been detailed in a written document.

(f)	The Board may issue shares at a price below their par value, subject to the provisions of the Companies Law.

(g)	The Company may, by resolution of the Board, pay a commission to any person in consideration for underwriting and/or subscription and/or consent to subscribe and/or to underwrite shares or Securities of the Company, whether conditional or not. Such commission may be paid in cash and/or in shares and/or other Securities, or any combination thereof.

(h)	Subject to the provisions of the Companies Law and these Articles, the Company may issue redeemable shares and redeem them.

(i)	The Board will arrange for the registration of the issuance of shares in the Shareholders Register immediately upon their issuance.

26.	Registered Holder

Except as otherwise provided in these Articles, the Company shall be entitled to treat the registered holder of any share as the absolute owner thereof, and, accordingly, shall not, except as ordered by a court of competent jurisdiction, or as required by statute, be bound to recognize any equitable or other claim to, or interest in such share on the part of any other person. In the case of two (2) or more persons registered as joint holders of any share(s), the Company may treat the holder whose name appears first in the Shareholders’ Register as senior to the others; provided, however, that such joint holders may request the order in which their name shall appear in the Shareholders’ Register. A Shareholder who holds shares in trust for a beneficiary shall inform the Company of such trust; such Shareholder shall be registered in the Shareholders’ Register under notice regarding such trust and setting forth the identity of the beneficiary; for all purposes herein, the trustee shall be regarded as a Shareholder.

27.	Preemptive Rights

Prior to an IPO, each Major Shareholder (the “Offeree”) shall have a preemptive right to maintain its respective percentage ownership in the Company by purchasing its Pro Rata Share (as defined below), or any part thereof, of any New Securities (as defined below) that the Company may, from time to time, propose to sell and issue. A “Pro Rata Share”, for purposes of this Article 27, shall be the ratio of the number of shares of the Company’s Shares then held by such Offeree, as of the date of the Rights Notice (as defined below), to the sum of the total number of Shares held by the other Offerees as of such date.

Such right of preemptive shall be subject to the following provisions:

27.1.	“New Securities” shall mean any Securities of the Company, except for: (i) issuance of Securities to employees, consultants and directors under share option plan approved by the Board; (ii) issuance of Securities to the public in an IPO; (iii) issuance of Securities in connection with any Recapitalization Event; (iv) issuance of securities to a lending institution in connection with a loan or credit facility or to a bank, pursuant to a financing agreement; (v) issuance of securities pursuant to the exercise or conversion of any options, warrants or convertible rights; (vi) issuance of Securities as dividend, share splits or as bonus shares; or (vii) issuance of securities in connection with the acquisition of another company, business entity or line of business of another business entity by the Company by merger, consolidation, purchase of all or substantially all of the assets and/or shares, or other reorganization as a result of which the Company or its shareholders owns more than fifty percent (50%) of the voting power of such company, provided, that such issuances are approved by the Board.

27.2.	If the Company proposes to issue New Securities, it shall give each Offeree a written notice thereof (the “Preemptive Rights Notice”) of its intention to do so, describing the New Securities, the price, the general terms upon which the Company proposes to issue them, the identity/ies of their proposed acquiror(s) and the number of New Securities that each Offeree has the right to purchase under this Article 27. Each Offeree shall have fourteen (14) days from delivery of the Rights Notice (the “Preemptive Rights Period”) to agree to purchase all or any part of its Pro-Rata Share for the price and upon the general terms specified in the Preemptive Rights Notice, by giving written notice to the Company setting forth the quantity of New Securities to be purchased (the “Preemptive Rights Response”). In addition, each Offeree shall have the right to purchase all or any part of the New Securities not subscribed for in the Preemptive Rights Responses of the other Offerees, by indicating in its Preemptive Rights Response its intention to purchase an additional number of New Securities in addition to its Pro-Rata Share (specifying the number of such additional New Securities) (“Over Allotment Notice”).

27.3.	Any Offeree who did not provide Preemptive Rights Response to the Company within the Preemptive Rights Period, shall be deemed to have waived its Preemptive Right hereunder with respect to that particular offering of New Securities. Any Offeree informing the Company of its decision to exercise its Preemptive Right hereunder shall be obliged to purchase the number of New Securities specified in its notice and to pay the Company the consideration due from it when called upon to do so by the Company. Any New Securities not subscribed for by any Offeree shall be allocated among and sold to such other Offerees who elected to purchase more than their Pro Rata Share and provided the Over Allotment Notice, in proportion to each such Offeree respective Pro Rata Share out of the combined Pro Rata Shares of all such Offerees who gave Over Allotment Notice, provided that no such Offeree shall be allocated with more New Securities than requested in its Preemptive Rights Response.

27.4.	If the Offerees fail to exercise in full or in part their preemptive rights within the period specified herein, then the Company shall have until the lapse of ninety (90) days from the date of the Rights Notice to sell the unsold New Securities at a price and upon general terms no more favorable to the purchasers thereof than specified in the Rights Notice. If the Company has not sold such New Securities within said ninety (90) day period the Company shall not thereafter issue or sell any New Securities without first offering such securities to the Offerees in the manner provided above. In the event that such issuance of New Securities shall be revoked, then the Company shall not be obligated to sell and issue Offeree elected to purchase its full Pro-Rata Share and such Offeree shall not be obligated to purchase any New Securities.

Share Certificate

28.	A Shareholder registered in the Shareholders’ Register may receive from the Company, with respect to the fully paid-up shares registered in his name in the Shareholders Register, one (1) Share Certificate confirming such Shareholder’s ownership in the shares registered in his name, or, if approved by the Board, several Share Certificates each for one or more of such shares.

29.	Share certificates shall be issued under the seal or the rubber stamp of the Company and shall bear the signatures of two (2) Directors (or if there be only one Director, the signature of such Director), or of any other person or persons authorized thereto by the Board.

30.	A Share Certificate in the name of two (2) or more persons will be delivered to the person whose name appears first in the Shareholders’ Register.

31.	If a Share Certificate is worn out, defaced, lost or destroyed, it may be renewed on such terms, if any, as to evidence and indemnity with or without security as the Board requires. In the case of loss or destruction the person to whom the new certificate is issued shall pay to the Company all expenses incidental to the investigation or evidence of loss or destruction and the preparation of the requisite form of indemnity.

32.	The Board will determine the amount of the fee to be paid to the Company for issuing more than one (1) Share Certificate to each Shareholder and/or for exchanging a Share Certificate.

33.	The Board will specify the form, the content and the method of preparing or printing the Company’s Share Certificates, except where the aforesaid is specified by the Regulations.

Calls on Shares

34.	The Board may, from time to time, at its discretion, make calls upon Shareholders in respect of any sum unpaid on their shares (the “Obligation”) which has become due or which is not, by the terms of issuance of which shares, payable at a fixed time. Each Shareholder shall pay to the Company the amount of every call so made upon him at the time(s) and place(s) designated in such call. A call may contain a call for payment in installments.

35.	Notice of any call shall specify the amount of the Obligation and shall be given in writing to the Shareholder(s) in question not less than fourteen (14) days prior to the time of payment as fixed therein, provided that at any time before the due date of any such payment the Board may, by a notice to the Shareholder(s), revoke such call, or postpone the designated date(s) of payment.

36.	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof. A call duly made upon one of the joint holders shall be deemed to have been duly made upon all of the joint holders.

37.	If under the terms of issue of any share or otherwise, the payment in respect of such share is to be made in whole or in part by installments, whether such payment is at premium or at nominal value, then each such installment shall be paid to the Company on the due date for payment thereof, and each call shall be deemed made by the Company with proper notice on such shares with respect to each such installment, and the provisions in these Articles which concern the call on shares shall be applicable to such installments.

38.	Any amount unpaid in respect of a call shall bear interest from the date on which it is payable until actual payment thereof, at such rate (not exceeding the then prevailing debitory rate charged by leading commercial banks in Israel), and at such time(s) as the Board may prescribe.

39.	The Board may, allow any Shareholder to prepay any amount not yet payable in respect of his shares, and may approve the payment of interest for such prepayment at a rate as may be agreed upon between the Board and the shareholder so prepaying. The Board may, at any time, cause the Company to repay all or any part of the money so advanced, without premium or penalty.

40.	The provisions of these Articles 34-39 shall in no way derogate from any rights or remedies the Company may have pursuant to these Articles or any applicable law.

Charge, Forfeiture and Surrender

41.

(a)	The Company shall have a charge, first in rank, over all the shares which are registered in the name of a Shareholder but which are not fully paid, as well as over the proceeds from their sale, for the purpose of securing an Obligation of such a shareholder to the Company, whether personally or jointly with others, whether or not payment is due. The abovementioned charge shall apply to all the dividends declared from time to time on such shares, unless otherwise decided by the Board.

(b)	The Board may, upon the adoption of a resolution to such effect, forfeit any shares issued with respect to which an Obligation exists and has not been paid by its due date, and following such forfeiture may sell the forfeited shares.

(c)	The Board may accept the surrender of any share which it is in a position to forfeit upon such terms and conditions as may be agreed and, subject to any such terms and conditions, a surrendered share shall be treated as if it had been forfeited.

Transfer of Shares

42.	The following provisions shall apply with respect to the transfer and sale of shares in the Company:

42.1.	Unless expressly provided otherwise herein, no transfer of shares in the Company, and no assignment of an option to acquire such shares from the Company, shall be effective unless the transfer or assignment is made in accordance with the provisions of this Article 42 and has been approved by the Board, which shall not withhold its approval without reasonable cause.

If the Board of Directors approves a transfer of shares, it will register the transfer of shares in the Shareholders’ Register, as soon as possible.

If the Board of Directors refuses to approve a transfer of shares, it will notify the transferor and the transferee.

42.2.	No transfer shall be effective unless the transferee agrees in writing to hold the shares transferred pursuant to the terms and conditions by which the transferor held such shares including the provisions of these Articles and any other contractual obligations of the transferor with respect to the shares transferred under agreements to which the Company is also a party.

42.3.	A share may be transferred in whole only, and not in part; however, if a share(s) has joint owners, any of the joint owners may transfer his rights in the share(s).

42.4.	No transfer of shares shall be registered unless a proper instrument of transfer, in the form specified below or such similar form approved by the Board, has been submitted to the Company, together with any share certificate(s) issued in respect of such shares and such other evidence of title as the Board may reasonably require. Until the transferee has been registered in the Shareholders Register in respect of the shares so transferred, the Company may continue to regard the transferor as the owner thereof. The Board, may, from time to time, prescribe a reasonable fee for the registration of a transfer.

Share Transfer Deed

We, the undersigned, _____________________ of _____________ _________________ (the “Transferor”) hereby transfer to ______________ of _____________________________________ (the “Transferee”) _______ Shares of NIS ___ each in the undertaking called ____________ to hold unto the Transferee, subject to the conditions under which we held the same immediately before the execution hereof, and we, the Transferee, do hereby agree to accept and take the said Shares subject to the conditions aforesaid.

In Witness Whereof we have affixed our signature on this ___ day of the month of ________ year 20__.

Signature of the Transferor _______________

Witness to the signature: _________________

Signature of the Transferee _______________

Witness to the signature: _________________

42.5.	All Share Transfer Deeds will be delivered to the Company at the Office. A Share Transfer Deed which is recorded in the Shareholder Register will remain with the Company, and any Share Transfer Deed which the Board refuses or declines to approve will be returned, upon demand, to whoever delivered it to the Company, together with the Share Certificate, if delivered.

42.6.	Co-Sale Rights.

(a)	Subject to the provisions of Articles 42.7 and 42.9; prior to a transfer by each Shareholder of his shares in the Company or any part thereof to a third party, other than to its Permitted Transferee (in this Article, the “Selling Shareholder(s)”), the Selling Shareholder shall first be obligated to offer in writing, to each Major Shareholder (the “Offeree”) and to participate in such transfer on the same terms and conditions as being offered to such a third party (the “Sellers’ Notice”). The Seller’s Notice shall describe in reasonable detail the proposed sale or transfer including, without limitation, the number of shares to be sold or transferred, the nature of such sale or transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee.

(b)	Each Offeree shall have the right, exercisable upon written notice to the Selling Shareholder within fifteen (15) business days after the receipt of the Seller’s Notice, to participate in such Transfer under the same terms and conditions specified in the Seller’s Notice. To the extent that one (1) or more of the Offeree(s) exercise such right of participation in accordance with the terms and conditions set forth below, the number of shares that the Selling Shareholder may sell in the transaction shall be correspondingly reduced.

(c)	Each Offeree may sell all or part of that number of such Offeree’s shares equal to the number of shares obtained by multiplying (i) the aggregate number of shares covered by the Seller’s Notice by (ii) a fraction, the numerator of which is the number of shares owned by the Offeree at that time and the denominator of which is the total number of shares owned by the Selling Shareholder and all of the Offerees participating in such sale or transfer (the “Offeree’s Pro Rata Share”).

(d)	No transfer of shares by the Selling Shareholder shall be concluded unless the purchaser thereof concurrently purchases, under the same terms, all of the shares for which the Offerees elected to participate as aforesaid.

(e)	The exercise or non-exercise of the rights of the Offerees hereunder to participate in one (1) or more sales of shares made by the Selling Shareholder shall not affect their rights to participate in subsequent sales pursuant to this Article 42.6.

(f)	If none of the Offerees elects to participate in the sale, the Selling Shareholder may, not later than ninety (90) days following delivery of the Seller’s Notice, enter into an agreement providing for the transfer of the shares covered by the Seller’s Notice on terms and conditions not more favorable to the transferor than those described in the Seller’s Notice. Any proposed transfer on terms and conditions more favorable than those described in the Seller’s Notice, as well as any subsequent proposed transfer of any of the shares of the Selling Shareholder, shall again be subject to the co-sale rights of the Offerees and shall require compliance by the Selling Shareholder with the procedures described in this Article 42.6.

(g)	In the event, however, that the Selling Shareholder shall sell shares in a transaction or in a series of transactions that will result in a change in Control of the Company, the Offerees shall have a right, in their discretion, to participate in such a transaction as aforesaid up to their total shares in the Company, in lieu of the Selling Shareholder.

(h)	It is hereby clarified that the above co-sale right does not derogate from the right of first refusal under these Articles, and only if such right of first refusal is not exercised shall the sale then be subject to the co-sale right.

(i)	In the event the Selling Shareholder should sell any of his shares in contravention of the co-sale rights of the Offerees hereunder (a “Prohibited Transfer”), each Offeree, in addition to such other remedies as may be available to such Offeree at law, in equity or hereunder, shall have the put option provided below, and the Selling Shareholder shall be bound by the applicable provisions of such option.

(j)	In the event of a Prohibited Transfer by the Selling Shareholder, each Offeree shall have the right to sell to such Selling Shareholder the type and number of shares equal to the number of shares each Offeree would have been entitled to transfer to the purchaser under this Article 42.6 hereinabove had the Prohibited Transfer hereof been effected pursuant to and in compliance with the terms hereof. Such sale shall be made at a price per share equal to the price per share paid by the purchaser to the Selling Shareholder in the Prohibited Transfer. The Selling Shareholder shall also reimburse each Offeree for any and all fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Offeree’s rights under this Sub-Article 42.6 (j).

(k)	Notwithstanding the foregoing, any attempt by the Selling Shareholder to transfer shares in violation of Article 42.6 hereof shall be void, and the Company hereby agrees that it will not give effect to such a transfer nor will it treat any alleged transferee as the holder of such shares without the written consent of the Offerees.

42.7.	Right of First Refusal

Subject to the provisions of Articles 42.8 and Article 42.9, prior to a transfer by each shareholder of his shares in the Company or any part thereof to a third party, other than to its Permitted Transferee (the “Offeror”) shall not transfer, sell, assign, pledge or otherwise dispose of, whether directly or indirectly, any Shares of the Company or any interest therein, unless it offers them first to the Major Shareholders of the Company (“ROFR Offeree(s)”) and they shall have a right of first refusal to purchase the Offeror’s shares before any other person, and only if the ROFR Offeree(s) refuse(s) to purchase those shares shall the Offeror be entitled to sell such shares to other(s) (the “Purchaser”) in the manner specified as follows:

(a)	If the Offeror wishes to sell or transfer all or part of its shares in the Company (the “Offered Shares”), it shall give written notice to the ROFR Offeree(s) and to the Company, specifying the number of shares offered, the price required therefor, the terms of payment and the name of the Purchaser who is interested in buying all the Offered Shares according to the same terms (the “Offer”). The ROFR Offeree(s) shall have fifteen (15) days after the date of receiving the Offer (the “First Refusal Period”) to notify the Offeror and the Company in writing (the “Letter of Response”), whether they wish to purchase all the Offered Shares at the price and on the terms specified in the Offer or not.

(b)	In the Letter of Response, each ROFR Offeree should also specify the number of shares that it is prepared to purchase, should any other ROFR Offeree refuse to buy its pro-rata share in the Offered Shares.

(c)	If a ROFR Offeree does not respond within the First Refusal Period in the abovementioned manner, it shall be regarded as a refusal to purchase its part in the Offered Shares.

(d)	If the Letters of Response, in the aggregate, are in respect of all of, or more than, the Offered Shares, then the accepting ROFR Offerees shall acquire the Offered Shares, on the terms aforementioned, in proportion to their respective holdings provided that no ROFR Offerees shall be entitled to acquire under the provisions of this Article 42.7 more than the number of Offered Shares initially accepted by such ROFR Offeree, and upon the allocation to it of the full number of shares so accepted, it shall be disregarded in any subsequent computations and allocations hereunder. Any shares remaining after the computation of such respective entitlements shall be re-allocated among the accepting ROFR Offerees (other than those to be disregarded as aforesaid), in the same manner, until one hundred percent (100%) of the Offered Shares have been allocated as aforesaid.

(e)	If the ROFR Offeree(s) (or any part thereof) deliver a proper Letter(s) of Response (stating the agreement to purchase the entire number of the Offered Shares), within the First Refusal Period, it shall be regarded as an agreement among such ROFR Offeree(s) and the Offeror for the sale and purchase of all the Offered Shares at the price and conditions specified in the Offer, and the Offeror shall transfer all the Offered Shares to the ROFR Offeree(s) who delivered proper Letter(s) of Response, within fifteen (15) days of receipt thereof, against the payment of the price or on payment terms, in accordance with the conditions of the Offer.

(f)	If the Letters of Response, in the aggregate, are in respect of less than the number of Offered Shares, or if the ROFR Offerees do not respond at all to the Offer, then the Offeror may sell and transfer all the Offered Shares to the Purchaser, at the same price and on the conditions as specified in the Offer, within ninety (90) days after the expiration of the First Refusal Period or after the actual day when all the ROFR Offerees gave notice of their refusal to purchase the Offered Shares, whichever is the earlier.

(g)	If the Offeror does not sell and transfer all the Offered Shares to the Purchaser within the aforesaid period, or it wishes to sell or transfer the Offered Shares to another purchaser or on terms more favorable to the Purchaser than those stated in the Offer, it shall offer first the Offered Shares to the ROFR Offeree(s), in accordance with the provisions of this Article 42.7.

(h)	This Article shall also apply to the sale of shares by a receiver, liquidator, trustee in bankruptcy, administrator of an estate, executor of a will, etc.

(i)	The transfer of shares to a ROFR Offeree exercising its right of first refusal under this Article 42.7, does not require the approval of the Board.

(j)	No holder of Shares in the Company shall transfer the beneficial ownership of any Share registered in its name in any way other than pursuant to the provisions of these Articles.

42.8.	Forced Sale of Minority Shares (Bring-Along)

(a)	Prior to an IPO should Shareholders holding at a Majority of the issued share capital of the Company (the “Majority Selling Shareholders”) desire to sell all of their shares in the Company to a purchaser, and such sale is conditioned upon the sale of all of the issued and outstanding share capital of the Company (the “Bring Along Sale Event”), then in such event all Shareholders shall be obligated to join in the sale and sell all of their shares (and if so required by the purchaser, also all of their other Securities) in such transaction on the same terms and conditions, subject however to calculating the consideration for any option or warrant taking into account the exercise price thereof. Upon a Bring Along Sale Event, each Shareholder, subject to terms set forth in this Article 42.8, (i) shall be subject to the same terms and conditions of sale and (ii) shall execute and deliver such documents and take such actions (including shareholder votes and/or resolutions) as may be reasonably required by the Board.

(b)	For the purposes of section 341 of the Companies Law and notwithstanding the provisions thereof, the required percentage for shareholder approval shall be over fifty percent (50%).

(c)	In the event that a Shareholder of the Company fails to surrender his Share Certificate in connection with the consummation of said transaction, such certificate shall be deemed cancelled and the Company shall be authorized to issue a new certificate in the name of the buyer and the Board of Directors shall be authorized to establish an escrow account, for the benefit of such shareholder, into which the consideration for such shares represented by such cancelled certificate shall be deposited and to appoint a trustee to administer such account.

(d)	The transfer of shares pursuant to this Article 42.8 shall not be subject to any restriction on transferability of securities hereunder, including without limitation the rights of first refusal set forth in Article 42.7 and Co-Sale rights set forth in Article 42.6 above.

42.9.	Exemptions and Qualifications

The prior approval of the Board and the Right of First Refusal and the Co-Sale right shall not apply with respect to Transfers to Permitted Transferees, and such Transfers shall be free of any such rights or similar rights of any other Shareholders of the Company, provided that such Shareholder promptly notifies the Company in writing of such transfer and provides the Company with a duly executed share transfer deed, and further provided that in case of Transfers to Permitted Transferee, such Permitted Transferee(s) shall undertake in writing to hold such transferred shares under the same terms, restrictions and conditions that the transferring Shareholder was subject to, with respect to the said shares, including under any contractual obligations of the transferor either under any agreement(s) involving the Company and/or or with other shareholders, or under any undertaking(s) made towards the Company or other shareholders of the Company, and such undertaking is provided to the Company together with the foregoing notification and share transfer deed.

“Permitted Transferees” is any of the following:

(a)	With respect to an individual Shareholder, any member or members of such Shareholder’s immediate family and/or any incorporated entity which is fully owned by such Shareholder.

(b)	With respect to an incorporated entity (whether company or partnership): (i) in the case of a transferor who is a limited partnership – its limited partners and general partners, or the limited or general partners of such limited or general partners, or any affiliate of any of the above managed by the same management company or managing general partner or by an entity which controls, is controlled by, or is under common control with such management company or managing general partner, or any shareholder, partner or member of such affiliate; (ii) any legal entity which controls, is controlled by, or is under common control with the transferor or with any of the entities listed in (i) above; or (iii) any successor of such entity by merger or consolidation, or any person to which, at the same time, substantially all the business and assets of such entity are being sold.

(c)	With respect to a trustee of the Company’s employee share option plan: a beneficiary and vice versa.

43.	Transmission of Shares

43.1.	In case of a share registered in the names of two (2) or more Shareholders, the Company may recognize the survivor(s) as the sole owner(s) thereof, unless and until the provisions of Article 43 have been effectively invoked.

43.2.	Any person becoming entitled to a share in consequence of the death of any person, upon producing evidence of the grant of probate or letters of administration or declaration of succession (or such other evidence as the Board may reasonably deem sufficient that he sustains the character in respect of which he proposes to act under this Article or of his title), shall be registered as a Shareholder in respect of such shares, or may, subject to the provisions as to transfer herein contained, transfer such shares.

43.3.	The Company may recognize the receiver or liquidator of any corporate Shareholder in winding-up or dissolution, or the receiver or trustee in bankruptcy of any Shareholder, as being entitled to the shares registered in the name of such Shareholder.

43.4.	The receiver or liquidator of a corporate Shareholder in winding-up or dissolution, or the receiver or trustee in bankruptcy of any Shareholder, upon producing such evidence as the Board may deem sufficient that he sustains the character in respect of which he proposes to act under this Article or of his title, shall with the consent of the Board (which the Board may grant or refuse in its absolute discretion), be registered as a Shareholder in respect of such shares, or may, subject to the provisions as to transfer herein contained, transfer such shares.

43.5.	A person upon whom the ownership of a share devolves by transmission shall be entitled to receive, and may give a discharge for any dividends or other monies payable in respect of the share but such person shall not be entitled in respect of it to receive notices, or to attend or vote at meetings of the Company, or, save as otherwise provided herein, to exercise any of the rights or privileges of a Shareholder unless and until such person shall be registered in the Shareholders’ Register.

Purchase or Financing the Purchase of Securities of the Company

44.	Purchase of Securities in the Company

44.1.	The Company may purchase Securities of the Company and/or provide financing for their purchase, directly or indirectly, and/or undertake to so do, subject to and in accordance with the provisions of the Companies Law;

44.2.	A resolution with respect to purchase of Securities of the Company and/or providing financing for their purchase, directly or indirectly, and/or undertaking to do so shall be adopted by the Board of Directors.

The Organs of the Company and Their Authority

45.	The organs of the Company are:

(a)	The General Meeting; and

(b)	The Board; and

(c)	The General Manager, if the Company has appointed a General Manager.

46.	The authorities of the different organs of the Company will be as specified in the Companies Law and in these Articles.

47.	Each organ of the Company has all the ancillary rights required for implementing his or its authority.

48.	An authority not assigned in these Articles or in the Companies Law to another organ of the Company may be exercised by the Board, which shall have a residual authority.

An action taken without authority or in excess of authority may be approved retroactively by the proper organ of the Company.

General Meeting

49.	Participation in the General Meeting

(a)	A Shareholder may be present at and participate and vote in a General Meeting either in person or by proxy, with respect to each share held by him at the day of delivery of invitations to the Shareholders.

(b)	A legal entity may participate in a General Meeting by proxy.

(c)	In the event a share is jointly owned, the joint owner whose name appears first in the Share holders’ Register may participate in the General Meeting. If he is not present at the General Meeting, the joint owner whose name appears thereafter may participate in that General Meeting, and so forth.

(d)	A Shareholder shall designate a proxy by signing an instrument of proxy in the form specified below, or in a similar or customary form, which is acceptable to the Board.

To: (the Company)

Appointment of Proxy

I/we the undersigned, ____________ of ____________, the owner of ______ Ordinary Shares in the Company, hereby appoint __________, ID / Company No. __________, or in his absence ___________, ID No. ___________, as our proxy to participate and vote in the General Meeting of the Company convened for the __ day of __________, ____, and in any adjourned meeting, with respect to _____ of my aforesaid Ordinary Shares.

In witness whereof, we have affixed our signature on this ___ day of _________, 20__.

_____________________

[Shareholder’s Signature]

(e)	The appointment of a proxy will be valid only if the proxy appointment notice is delivered to the Office or to another place specified by the Board prior to the beginning of the meeting.

(f)	If both a Shareholder and his proxy are present at a General Meeting with respect to the same shares, the appointment of the proxy shall be void with respect to such shares.

(g)	A vote cast in accordance with the instructions contained in any instrument appointing a proxy shall be valid, notwithstanding the death of the grantor or the revocation of the proxy, unless notice in writing of the death or revocation had been received at the office of the Company, or by the chairman of the meeting, prior to the vote.

(h)	In the case of any dispute with respect to the right to participate in the General Meeting, the Chairman of the meeting will decide and his decision will be final and binding.

(i)	The Chairman of the General Meeting may prevent the participation therein of a person who is neither a Shareholder nor a proxy of a Shareholder, unless the General Meeting shall otherwise resolve. The General Meeting may resolve to prohibit the participation of a person, who is neither a Shareholder nor a proxy of a Shareholder.

50.	Annual Meeting

50.1.	Convening an Annual Meeting

(a)	The Company is not required to convene an Annual Meeting, except:

(i)	As required in order to appoint the Company’s auditors; or

(ii)	In the event a Shareholder demands convening an Annual Meeting; or

(iii)	In the event a Director demands convening an Annual Meeting.

(b)	If a demand is made to convene an Annual Meeting, as aforesaid, it will take place not later than fifteen (15) months after the previous Annual Meeting and if no Annual Meeting took place in the preceding year, at a time fixed by the Board which will not be later than thirty (30) days after receipt of the demand for convening the Annual Meeting.

50.2.	Agenda

(a)	The agenda at the Annual Meeting will include a discussion:

(i)	of the financial reports approved by the Board;

(ii)	of a report of the Board which will include its explanations with respect to the events and changes in the condition of the business of the Company which influenced the financial reports, in such detail as deemed necessary;

(iii)	In addition the agenda may include:

a)	Appointment of the Company’s auditors;

b)	Any other topic specified by the Board;

c)	Any topic requested by a Shareholder who owns at least one percent (1%) of the voting rights at the General Meeting provided that the topic is suitable for a discussion at General Meeting.

(b)	Resolutions may be adopted at an Annual Meeting only in those matters specified on the agenda.

51.	Special Meeting

51.1.	Convening a Special Meeting

(a)	The Board will convene a Special Meeting:

(i)	Upon its resolution to such effect;

(ii)	Upon a demand made by one (1) Director; or

(iii)	Upon a demand made by Shareholder(s) holding shares constituting at such time at least ten percent (10%) of the voting rights of the Company.

(b)	In the event that the Board shall fail to convene the Special Meeting, the Director(s) who demanded the meeting, or those Shareholders who demanded, or part thereof, that hold at least half of the voting rights of the demanders, may convene a meeting provided that the meeting will not take place after more than three (3) months from the date demanding such meeting.

A Special Meeting as aforesaid will take place, insofar as possible, in the same fashion as a General Meeting convened by the Board.

51.2.	Agenda

The agenda at a Special Meeting will be set by the Board; in addition, matters shall be included on the agenda of a General Meeting as follows: (i) if the Special Meeting is convened upon demand as specified in Sub-Article 51.1 above, those matters specified by the Directors or Shareholders who demanded that the Special Meeting be convened shall be included on the agenda; and (ii) one (1) or more Shareholders holding at least one percent (1%) of the voting rights of the Company have the right to request the Board to include matters on the agenda of a General Meeting that will be convened in the future, provided that such matters are suitable, in accordance with the Companies Law and these Articles, to be included on the agenda of a General Meeting.

52.	Invitation to the General Meeting and the Date for its Delivery

52.1.	The form of invitation to a General Meeting

An invitation to a General Meeting shall include:

(a)	The place and the day and hour of the meeting;

(b)	The agenda and a concise description of the matters on the agenda;

(c)	In the event that a proposal to amend these Articles is on the agenda, the proposed form of the amendment to these Articles shall be specified.

(d)	The aforesaid will be as determined by the Board, unless provisions with respect thereto are set forth in the Regulations and/or in any other applicable laws, regulations or rules.

52.2.	Delivery of an invitation to a General Meeting

The Company shall deliver to each of its Shareholders who are entitled to attend a General Meeting an invitation at least seven (7) days prior to the date set for such General Meeting, provided the invitation is not delivered more than forty five (45) days prior to the time of convening such meeting. If all the Shareholders entitled to attend a General Meeting agree so, a General Meeting may be convened even if invitations were not delivered or were delivered not within the required time hereinabove.

53.	Quorum

(a)	No discussion shall be held in a General Meeting unless a quorum is present at the beginning of the meeting.

(b)	No business shall be transacted at any General Meeting unless a quorum is present when the meeting proceeds to business. Two (2) or more Shareholders present in person or in proxy, together holding more than a Majority of the voting rights of the Company, shall constitute a quorum for all purposes.

(c)	If a share is jointly owned, the joint owner’s name that appears first in the Shareholders’ Register may attend the General Meeting. If he does not attend, the joint owner whose name appears thereafter may attend the General Meeting, and so forth.

(d)	A Shareholder voting by way of proxy shall be deemed present at the General Meeting if the proxy appointment shall be received by the Company prior to the beginning of the General Meeting.

(e)	A Shareholder who is not entitled to vote at the General Meeting will not be deemed present at a General Meeting for the purposes of calculating a quorum.

(f)	If a quorum is not present within one half hour of the time specified for the commencement of the General Meeting, the General Meeting will be adjourned for one (1) week to the same day, the same hour and the same place, or to a later date if so specified in the notice of the General Meeting.

(g)	If a quorum is not present within one half hour from the time set for commencing the adjourned General Meeting, the General Meeting will take place regardless of whether a quorum is present; provided, however, that if the General Meeting was convened upon Shareholders’ demand under Article 50.1(a)(ii) above, and a quorum is not present within one half hour from the time set for the commencement of the adjourned General Meeting, the General Meeting will not take place unless the minimum Shareholders required to demand the convening of a Special Meeting under Article 51.1(a)(iii) above are present.

54.	Validity Notwithstanding Defect

(a)	Subject to any applicable law, a resolution adopted by the General Meeting shall be valid and have full force and effect notwithstanding any defect in the notice, convening, procedure or conduct of the General Meeting in which it was adopted.

(b)	With respect to a defect in the time, place or manner in which a General Meeting was convened, a Shareholder who arrived at that General Meeting despite the defect shall not petition the court for the cancellation of a resolution adopted at such General Meeting.

55.	The Chairman of the Meeting

(a)	The Chairman, if any, of the Board or any other Director nominated by the Board, shall preside as Chairman at every General Meeting of the Company. In the event there is no such Chairman or if at any meeting he is not present within fifteen (15) minutes after the time appointed for holding the meeting or is unwilling to act as Chairman, the shareholders present shall elect one of them to be Chairman.

(b)	The Chairman of the General Meeting will not have an additional or casting vote.

56.	Postponing the General Meeting

(a)	A General Meeting at which a quorum is present may adjourn the meeting to another time or place to be specified.

(b)	At an adjourned General Meeting, the only matters to be discussed will be those matters on the agenda of the General Meeting with respect to which no resolutions have been adopted in the preceding General Meeting.

(c)	In the event the General Meeting is adjourned for more than twenty one (21) days, the Company shall provide notices of the adjourned General Meeting in the same manner required hereunder for the convening of a General Meeting.

(d)	If at the adjourned General Meeting a quorum is not present within one half hour from the time set for the commencement of the meeting, the General Meeting will take place regardless of the number or aggregate voting power of the Shareholders present.

57.	Voting at the General Meeting

57.1.	Persons entitled to vote at the General Meeting

(a)	Subject to the provisions of the Companies Law and these Articles, a Shareholder entitled to participate in a General Meeting may vote at that General Meeting.

(b)	No shareholder shall be entitled to vote at a General Meeting with respect to a specific share, unless he has paid all calls and all amounts then due by him in respect of the said share.

(c)	With respect to voting for jointly owned shares, the joint owner whose name first appears in the Shareholders’ Register will be entitled to vote; if he is not present, the joint owner appearing thereafter who attends the meeting may vote, and so forth.

(d)	In the event of disputes with respect to voting rights, the Chairman of the meeting shall decide and his decision shall be final and binding.

57.2.	Voting at the General Meeting

(a)	Every resolution put to the vote at a meeting shall be decided by a count of votes, in which a Majority of votes cast are in favor of the adoption of the resolution.

(b)	Every Shareholder, present in person or by proxy shall, except as otherwise provided in these Articles and subject to any provision hereof conferring special rights as to voting, or restricting the right to vote, every Shareholder, present in person or by proxy shall have one (1) vote for each Share held by such Shareholder of record, with respect to every resolution, without regard to whether the vote thereon is conducted by a show of hands, by written ballot or by any other means. A proxy need not be a Shareholder of the Company.

(c)	All resolutions at a General Meeting will be adopted by a count of votes, in which a Majority of votes cast are in favor of the adoption of the resolution.

(d)	If the number of votes for and against is equal the chairman of the meeting shall have no casting vote, and the resolution proposed shall be deemed rejected.

(e)	A Shareholder may vote at a General Meeting in person or by proxy, with respect to each share held by him, which entitles him to vote, in accordance with Article 49 above. A shareholder who is entitled to participate and vote at a General Meeting in respect of more than one (1) share may vote on a resolution in one direction (in favor of, against, or abstain) in respect of any part of his shares, and on the same resolution, in other directions in respect of any other part or parts of his shares.

(f)	The announcement of the Chairman of the meeting that a resolution has been adopted or rejected, unanimously or by a certain majority, will be prima facie proof thereof.

58.	Holding General Meetings by Telecommunications

(a)	General Meetings may be held by any means of telecommunications, including video or telephone conference, provided that all of the Shareholders participating may hear each other simultaneously.

(b)	All participants in a meeting by telecommunications shall be deemed present at the General Meeting.

59.	Adopting a Resolution without Meeting

(a)	Resolutions may be adopted without convening a Meeting, providing that all of the Shareholders entitled to participate in and vote at the meeting have agreed thereto.

(b)	A resolution in writing signed by all members of the Company then entitled to attend and vote at General Meetings or to which all such members have given their written consent (by letter, facsimile, e-mail telegram, telex or otherwise) shall be deemed to have been unanimously adopted by a General Meeting duly convened and held. Any such resolution may consist of several counterparts of like form and signed or consented to as aforementioned by one (1) or more Shareholders.

60.	Minutes of a General Meeting

(a)	The Company will prepare, at the Chairman’s responsibility, minutes of the proceedings at a General Meeting; these minutes shall be signed by the Chairman of the General Meeting.

(b)	Minutes signed by the Chairman of the General Meeting will be deemed prima facie proof of their content.

(c)	A Shareholder may review the Register of the minutes of the General Meeting and receive, upon his request, copies of such minutes.

The Board of Directors

61.	The duties and authorities of the Board will be as provided in the Companies Law and in these Articles.

62.	The number of members of the Board of Directors

The number of members of the Board will be fixed from time to time by resolution of the General Meeting provided that it will not be less than one (1) Director. Until otherwise resolved the number of members of the Board will be up to four (4).

63.	Appointment of Directors

The directors of the company will be appointed as follows:

(a)	The Founders may appoint, dismiss and replace two (2) directors; and

(b)	The Majority of the Shareholders, excluding the Founders, may appoint, dismiss and replace two (2) directors, provided that any such director shall not have a conflict of interest with the Company and shall have managerial experience.

The appointment of any director, and the dismissal or replacement of any such director, shall be by a written notice given to the Company by the applicable appointing Shareholder(s), if any, and shall become valid and effective upon the day on which said written notice was received by the Company, or upon such later date as may be noted in the notice, without the need for any other corporate procedure or action.

64.	A Legal Entity as a Director

(a)	A legal entity may serve as a Director.

(b)	A legal entity serving as a Director will appoint an individual qualified to serve as a Director to act on its behalf, and may replace him subject to his obligations to the Company.

(c)	The appointment and/or replacement of an individual as aforesaid shall be effected by written notice to the Company signed by those persons authorized to sign on behalf of the appointing legal entity.

(d)	The name of the individual will be recorded in the Directors’ Registry as the person serving on behalf of the appointing legal entity.

(e)	The obligations of a Director will apply to the individual serving on behalf of the appointing legal entity, as well as to the legal entity Director who appointed him.

65.	The Expiration of the Term of a Director

65.1.	The term of office of a Director shall expire in any of the following instances, ipso facto, and any other instance provided under the Companies Law:

(a)	If he resigns his office by notice in writing to the Company. Such resignation shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later;

(b)	Upon his death, or by reason of mental disorder or unsound mind, or if he becomes legally incompetent, or if he becomes bankrupt, or if the Director is a company, upon its winding-up;

(c)	If pursuant to any provision of the Companies Law he is prohibited from being a Director;

(d)	If the shareholders who have appointed him cease, according to the provision of Article 63 hereinabove, to be entitled to appoint the number of directors appointed by them, and, if such nominating shareholders have not informed the Company within forty eight (48) hours of the time when they cease to be entitled, as aforesaid, as to the name(s) of the director(s) who shall cease to hold office as a result thereof, then all of the directors appointed by such shareholders shall cease to hold office.

65.2.	In the event of one (1) or more vacancies on the Board, the continuing Directors may continue to act in every matter, in any number whatsoever

66.	Alternate Director

66.1.	Subject to the Companies Law, a Director may, by written notice to the Company, appoint an alternate for himself (in these Articles referred to as “Alternate Director”), remove such Alternate Director and appoint another Alternate Director in place of any Alternate Director appointed by him whose office has been vacated for any reason whatsoever. Unless the appointing Director, by the instrument appointing an Alternate Director or by written notice to the Company, limits such appointment to a specified period of time or restricts it to a specified meeting or action of the Board, or otherwise restricts its scope, the appointment shall be for an indefinite period, and for all purposes. All provided that a Director may appoint an Alternate Director for only one (1) Board Meeting per calendar year.

66.2.	Any notice given to the Company pursuant to Sub-Article 66.1 shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later.

66.3.	Subject to the Companies Law, an Alternate Director shall have all the rights and obligations of the Director who appointed him, provided, however, that he may not in turn appoint an alternate for himself (unless the instrument appointing him otherwise expressly provides), and provided further that an Alternate Director shall have no standing at any meeting of the Board or any committee thereof while the Director who appointed him is present.

66.4.	Anyone who is not qualified to be appointed as a Director pursuant to the Companies Law may not be appointed and may not serve as an Alternate Director. A Director may appoint another serving Director or an existing Alternate Director as his Alternate Director, in accordance with the Companies Law.

66.5.	Subject to the Companies Law, an Alternate Director shall alone be responsible for his own acts and defaults, and he shall not be deemed the agent of the Director(s) who appointed him.

66.6.	The office of an Alternate Director shall be vacated under the circumstances, mutatis mutandis, set forth in Article 65, and such office shall ipso facto be vacated if the Director who appointed such Alternate Director ceases to be a Director.

66.7.	Notwithstanding the aforesaid, an alternate Director will not be entitled to participate and vote at a meeting of the Board in which the Director who appointed him participates.

67.	Remuneration of Directors

No Director shall be paid any remuneration by the Company for his services as a Director other than as approved pursuant to the Companies Law. Subject to the Companies Law, the Board may determine that the Company shall reimburse Directors for all such reasonable traveling, including hotel and incidental expenses as they may incur in attending meetings of the Board, or of committees of the Board, or General Meetings, or which they may otherwise properly incur in connection with and during the course of performing his/her duties as a member of the Board.

Any Director who by request of the Board performs special services or goes or resides abroad for any purposes of the Company may be paid such extra expenses and/or remuneration by way of salary, consulting fee, percentage of profits or otherwise as the Board may determine, and subject to the provisions of Article 61 and the Companies Law.

68.	Personal Interest

All transactions and actions in which a Director or other Officer in the Company has a personal interest shall be approved in accordance with the provisions of the Companies Law, and provided such transaction or action does not prejudice the interests of the Company.

69.	Powers of Directors

69.1.	In General. Subject to the provisions of the Companies Law, the determination of the Company’s policies, strategies and directions as well as the control over the business of the Company and over the General Manager or Chief Executive Officer of the Company shall be vested with the Board, which may exercise all such powers and do all such acts and things as the Company is authorized to exercise and do, and are not hereby or by law required to be exercised or done by the Company in General Meeting.

69.2.	Borrowing Power. The Board may from time to time, in its discretion, cause the Company to borrow or secure the payment of any sum or sums of money for the purposes of the Company, and may secure or provide for the repayment of such sum or sums in such manner, at such times and upon such terms and conditions in all respects as it thinks fit, and, in particular, by the issuance of bonds, debentures (including perpetual or redeemable), debenture stock, or any mortgages, charges, pledges or other securities on the undertaking or on the whole or any part of the property of the Company, both present and future, including its uncalled or called but unpaid capital for the time being.

69.3.	Reserves. The Board may, from time to time, set aside any amount(s) out of the profits of the Company as a reserve or reserves for any purpose(s) which the Board, in its absolute discretion, shall think fit, and may invest any sum so set aside in any manner and from time to time deal with and vary such investments, and dispose of all or any part thereof, and employ any such reserve or any part thereof in the business of the Company without being bound to keep the same separate from other assets of the Company, and may subdivide or redesignate any reserve or cancel the same or apply the funds therein for another purpose, all as the Board may from time to time think fit.

70.	The Chairman of the Board of Directors

(a)	The Board of Directors may appoint a Chairman of the Board of Directors from amongst its members.

(b)	The Board of Directors may appoint a deputy and/or alternate Chairman of the Board of Directors.

(c)	The Chairman of the Board of Directors shall conduct the meetings of the Board of Directors and sign the minutes of the meeting.

(d)	In the absence of the Chairman of the Board of Directors from a meeting of the Board of Directors or if he is precluded from fulfilling his position, his position will be filled by the alternate or deputy Chairman of the Board of Directors, who will have the authority of the Chairman of the Board of Directors.

(e)	If the Board of Directors has not appointed a Chairman or if a Chairman was appointed and is not present, and the Deputy Chairman of the Board of Directors is not present, the Board of Directors will appoint, at the beginning of the meeting, one (1) of its members to conduct the meeting and sign the minutes of the meeting.

(f)	The Chairman of the Board of Directors or the Director appointed to conduct the meeting will not have an additional or casting vote.

71.	Meetings of the Board

71.1.	Convening meetings of the Board and their location

(a)	Subject to the provisions of the Companies Law and these Articles the Board will convene meetings as dictated by the needs of the Company.

(b)	The Board may meet and adjourn its meetings and otherwise regulate such meetings and proceedings as the Directors think fit. Subject to all of the other provisions of these Articles concerning meetings of the Board, the Board may meet by telephone conference or video conference or similar communications equipment call so long as each Director participating in such call can hear, and be heard by, each other Director participating in such call and participation in such manner shall constitute a presence in person at such meeting.

(c)	Each meeting of the Board shall be held in the State of Israel, unless the Board otherwise resolves. If a meeting of the Board shall take place outside of Israel, the Company will bear travel and other reasonable expenses of the Directors incurred due to their participation in the meeting.

(d)	The Chairman of the Board may convene a meeting of the Board at any time.

(e)	The Chairman of the Board shall convene a meeting of the Board without delay upon the demand of any one Director.

71.2.	The Agenda at Board Meetings

The Agenda of the meetings of the Board shall be specified by the Chairman of the Board and will include all of the following:

(a)	Matters specified by the Chairman of the Board, if any;

(b)	Any matter which a Director or the General Manager has requested that the Chairman of the Board include in the Agenda of that meeting, within a reasonable time prior to the scheduled meeting of the Board;

A matter for the discussion and/or resolution of which a Director has requested to convene a meeting of the Board.

71.3.	Notices of Meetings of the Board

(a)	Notice of the meeting of the Board shall be given to each Director orally or in writing, a reasonable time prior to the time of the meeting but not less than twenty four (24) hours prior to that meeting; provided, however, that if the Chairman of the Board has decided that it is necessary to convene an urgent meeting of the Board, even shorter advance notice may be given as determined by the Chairman of the Board.

(b)	The time and place at which the meeting will be convened will be specified in the notice in reasonable detail, in addition to the items on the agenda of said meeting.

(c)	Notice of the meeting of the Board shall be given to each Director, orally, by writing, by facsimile, by e-mail or otherwise, at the last address (or number) provided by him to the Company. A Director shall be entitled to waive a prior notice requirement. The attendance of a Director at a meeting of the Board shall itself constitute a waiver.

(d)	Notwithstanding the aforesaid, with the consent of all of the Directors, a meeting of the Board may be convened without any advance notice.

(e)	At the meeting of the Board, only matters specified on the agenda will be discussed, unless all of the Directors are present at the meeting and have agreed to discuss a matter not on the agenda.

71.4.	Quorum

(a)	The quorum required to commence a meeting of the Board shall be a Majority of the members of the Board then serving, who are not prevented under the Companies Law from participating in the meeting, but in no event less than one (1) Director.

(b)	No discussion shall be held at a meeting of the Board unless at the beginning of the meeting a quorum is present.

(c)	If within one-half hour from the time set for commencing the meeting of the Board, a quorum is not present, the meeting will be adjourned to the following day at the same place and at the same time. If at such adjourned meeting of the Board a quorum is not present within a half an hour from the time set for commencing said adjourned meeting, the meeting may be held, and resolutions may be adopted, regardless of the number of participants. No business shall be transacted at any adjourned meeting except business that might lawfully have been transacted at the meeting as originally called.

71.5.	Adjourning a Meeting of the Board

(a)	At a meeting of the Board in which a quorum is present, the Board may resolve to adjourn the meeting to another time. At an adjourned meeting as aforesaid, only those items which were on the agenda for the original meeting but with respect to which no resolution was adopted, may be discussed.

(b)	If a meeting of the Board is adjourned, the Company shall notify all of those Directors who were not present at such meeting, of the adjournment.

(c)	In the event that a meeting of the Board has been adjourned as aforesaid for more than seven (7) days, the Company will notify all of the Directors of the adjourned meeting.

71.6.	Voting and the Adoption of Resolutions at Meetings of the Board

(a)	Each Director shall have one (1) vote.

(b)	The Board resolution shall be deemed adopted if approved by a majority of the Directors present when such resolution is put to a vote and voting thereon, except with regards to resolutions regarding directors who have a “Personal Interest” (as defined under the Companies Law, 5759-1999), in which case such majority vote shall include the majority of the non interested parties. ..

71.7.	Minutes of the Board

(a)	The Company shall prepare minutes of all of the procedures of the Board; these minutes shall be signed by the Director who managed the meeting.

(b)	Minutes approved and signed by the Director who managed the meeting shall be prima facie proof of the contents thereof.

71.8.	Holding Meetings of the Board by Telecommunications

(a)	The Board may hold meetings by any means of telecommunications, including video or telephone conference, provided that all of the Directors participating may hear each other simultaneously.

(b)	All participants in a meeting by telecommunications shall be deemed present at the meeting of the Board.

71.9.	Adopting a Resolution of the Board without Meeting

(a)	The Board may adopt resolutions without convening a Meeting, providing that all of the Directors, entitled to participate in the meeting and to vote on the issue brought for resolution, have agreed not to convene for discussion on such issue.

(b)	In the event a resolution has been adopted without convening as aforesaid, the Chairman of the Board, and if there is no Chairman, the Director who initiated the resolution, shall record and sign the minutes of such resolution, which shall include the resolution not to convene on such matter. Those minutes shall be deemed to be minutes of a Meeting of the Board, duly convened and held.

71.10.	Validity Notwithstanding Defect

Subject to any applicable law, a resolution adopted by the Board shall be valid and have full force and effect notwithstanding any defect in the notice, convening, procedure or conduct of the meeting in which it was adopted.

72.	Committees of the Board

(a)	The Board may establish committees and appoint members thereto from amongst the members of the Board (the “Committees of the Board”). Notwithstanding the above, a person who is not a member of the Board may be appointed as a member of committees established only to advise and/or provide recommendation to the Board.

(b)	Subject to the provisions of the Companies Law and these Articles, the Board may delegate its authority to Committees of the Board and determine the framework of the authority and the actions of the Committees of the Board.

(c)	A resolution adopted, or an action taken, by a Committee of the Board, with respect to a matter which the Board has delegated to it, shall be deemed a resolution adopted or an action taken by the Board.

(d)	Committees of the Board shall report to the Board regarding their resolutions or recommendations at their earliest convenience after their adoption.

(e)	Procedural provisions applying to the Board will also apply to Committees of the Board, mutatis mutandis.

(f)	Subject to the provisions of Article 71.6, resolutions of the Committees of the Board shall be adopted by a Majority of the votes of the Directors participating in the vote.

(g)	Minutes of the Committees of the Board shall be prepared, signed and kept in the same manner as minutes of the Board, mutatis mutandis.

(h)	The Board may cancel a resolution of a Committee of the Board and may revoke the delegation of authority, in whole or in part, to Committees of the Board; provided that any cancellation or revocation as aforesaid will not derogate from a resolution upon which the Company has acted in connection with a third party who is not aware of its cancellation or revocation.

(i)	The Board may, from time to time, appoint a Secretary to the Company, as well as officers, agents, employees and independent contractors, and may terminate the service of any such person, all as the Board may think fit. The Board may, subject to the provisions of the Companies Law, determine the powers and duties, as well as the terms and conditions of employment or engagement, of all such persons, and may require security in such cases and in such amounts as it deems appropriate.

(j)	Subject to the provisions of the Companies Law, the Board may from time to time, by power of attorney or otherwise, appoint any person, company, firm or body of persons to be the attorney or attorneys of the Company at law or in fact for such purpose(s) and with such powers, authorities and discretions, and for such period and subject to such conditions, as it thinks fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit, and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

Miscellaneous

73.	Actions taken by or pursuant to resolutions of the Board, by a Committee of the Board or by any person serving as a Director shall be valid and effective notwithstanding that it is subsequently discovered that there was a defect in the appointment of the Directors or the aforesaid Committee, or all or part of the Directors were unqualified, as if each of the Directors had been properly and legally appointed and all of them were qualified to serve as Directors, or as if the Committee had been appointed lawfully.

74.	Except with regards to approval of Interested Party resolutions which require a majority vote which vote includes a majority of uninterested shareholders, the General Meeting may approve any action taken by the Board without authority or in excess of authority; and from the time of approval, such approved action shall be deemed taken within the authority of the Board.

75.	The Board may approve any action within the scope of its authority, which was taken by a Committee of the Board without authority or in excess of authority; and from the time of approval, such approved action shall be deemed taken within the authority of the Committee of the Board.

The General Manager

76.	The Company may appoint one (1) or more General Managers to the Company.

77.	The General Manager, if appointed, will be appointed and/or dismissed by the Board. The Board shall decide the terms of the General Manager’s employment, provided that if the General Manager is also a Director, the approval of the terms of his employment shall require the same procedure as approval of the terms of service of a Director.

78.	The General Manager shall be responsible for the general management of the Company’s affairs, within the framework of the policies set by the Board, and subject to the directives of the Board.

79.	The General Manager shall have all management and executive authorities of the Company not assigned in these Articles or under the Companies Law to another organ of the Company.

80.	The General Manager shall report to the Board.

81.	The Board may direct the General Manager how to act in a given matter; and should the General Manager fail to execute such a directive, the Board may then exercise the authority required to implement the directive in his stead. Without derogating from the aforesaid, the Board may assume any authority otherwise given to the General Manager, for a specific purpose or for a specific period of time.

82.	In the event that the General Manager is unable to exercise his authority, the Board may appoint a Director to exercise such authority in his stead.

Auditor; Accounts and Records

83.

83.1.	The Company will appoint a certified accountant to be the Company’s auditor. The Company may appoint several Auditors to conduct the audit jointly. The appointment, authorities, rights and duties of the auditor(s) of the Company, shall be regulated by applicable law, provided, however, that in exercising its authority to fix the remuneration of the auditor(s), the Shareholders in General Meeting may, act (and in the absence of any action in connection therewith shall be deemed to have so acted), to authorize the Board to fix such remuneration subject to such criteria or standards, if any, as may be provided in such General Meeting, and if no such criteria or standards are so provided, such remuneration shall be fixed by the Board in its discretion in an amount commensurate with the volume and nature of the services rendered by such auditor(s).

83.2.	An Auditor will be appointed at each Annual Meeting and will serve in his position until the end of the following Annual Meeting, or until a later time determined by the General Meeting, provided that an Auditor shall serve no longer than until the end of the third Annual Meeting after the Annual Meeting in which he was appointed. An Auditor who has completed a period of appointment as aforesaid may be reappointed.

83.3.	In the event the position of Auditor has become vacant and the Company does not have an additional Auditor, the Board shall convene a Special Meeting as soon as possible to appoint an Auditor.

84.

84.1.	The Directors shall cause accounting records to be kept and such other books and registers as are necessary to comply with the provisions of the Companies Law and any other applicable law.

84.2.	The accounting records shall be kept at the Office or subject to the provisions of the Companies Law and any applicable law, at such other place as the Board thinks fit, and shall at all times be open to inspection by all Directors. No Shareholder, in such capacity, shall have any right of inspecting any account or book or document of the Company, except as expressly conferred by the Companies Law or authorized by the Board or as conferred by virtue of any agreement to which such Shareholder and the Company are party.

84.3.	Subject to the Companies Law, at least once in every fiscal year the accounts of the Company shall be audited and the correctness of the profit and loss account and balance sheet certified by one (1) or more duly qualified auditors.

Secretary

85.	The Board may appoint a Secretary to the Company, may dismiss the Secretary and appoint another in his stead, and may determine the remuneration and terms of service thereof.

86.	The Secretary will prepare and conduct the minutes, documents, books of records, registers and reports which the Company must maintain and/or safe keep and/or submit to the Registrar of Companies or any other authority, and will fulfill the duties assigned to him by the Board. The Secretary of the Company may sign on behalf of the Company documents and reports to be submitted to the Registrar of Companies.

Signatory Rights and Stamp of the Company

87.

(a)	The Board will determine the stamp and/or seal of the Company.

(b)	The Board will designate the persons authorized to sign on behalf of the Company and the form of signature.

Dividends and Bonus Shares

88.

(a)	Subject to the provisions of the Companies Law, the Board may issue dividends and/or bonus shares.

(b)	A Shareholder shall be entitled to receive only such dividends and/or bonus shares as the Company may resolve to distribute, if any.

(c)	The distribution of dividends and the issuance of bonus shares shall be within the authority of the Board.

(d)	Dividends and/or bonus shares distributed by the Company will be distributed pro rata to the par value of each share.

(e)	The Shareholders entitled to a Dividend and/or bonus shares, as the case may be, shall be those Shareholders who are Shareholders at the time of the adoption of the resolution to distribute such Dividend or bonus shares, or at such later date as may be provided in such resolution (the “Ex-Dividend Date”).

(f)	Where a share with respect to which a Dividend is to be distributed is jointly owned, any Dividend distributed by the Company with respect to such jointly-owned share will be paid to that joint owner whose name appears first in the Share Registry.

(g)	In the event that bonus shares are distributed, the Company shall convert to share capital, by resolution of the Board, a portion of its profits and/or premium paid to it on shares and/or from any other source included in its equity in accordance with the latest Financial Statements, an amount equal to the par value of the bonus shares.

(h)	As part of any resolution with respect to the distribution of Bonus Shares, the Board will empower a person to sign the allotment agreement of Bonus Shares on behalf of the Shareholders.

Notices to Shareholders

89.	Notices to shareholders and other documents delivered to the Shareholders registered in the Shareholders Register (the “Notices”) shall be delivered to such Shareholders personally, by registered mail, facsimile transmission, or by e-mail address, to the address recorded in the Shareholders Register.

90.	A Notice delivered personally shall be deemed received by the Shareholder upon its delivery. A Notice sent by facsimile transmission or by electronic mail shall be deemed received by the Shareholder on the business day following the day on which it was sent. A Notice sent by mail shall be deemed received by a Shareholder whose address is in Israel three (3) days after its delivery or, if the address of a Shareholder is outside of Israel, within seven (7) days after the Notice is delivered to a post office in Israel.

91.	If a Shareholder has no registered address and has not supplied to the Company an address for the giving of notices to him, a notice addressed to him at his last known address shall be deemed to be duly given to him according to these Articles. If no known address exists - such a Shareholder shall not be entitled to receive any notice from the Company.

92.	If notice is received, it shall be deemed to have been duly served when received, notwithstanding that it is defectively addressed or that it fails to comply with the above provisions.

Notices to Directors

93.	The provisions of Articles 89-92 above will apply also with respect to Notice to a Director, mutatis mutandis.